                                                                (EXHIBIT (99.1))
PAGE  1



                                 ANNUAL  REPORT



                        Pursuant to Section 15(d) of the
                             Securities Act of 1934



                               For the Year Ended
                               December 31, 1998



                                   ----------


               THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN
               ---------------------------------------------------

              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

                FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
                          TO ACCOMPANY 1998 FORM 5500
                    ANNUAL REPORT OF EMPLOYEE BENEFIT PLAN
                              UNDER ERISA OF 1974

                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

           INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

                for the years ended December 31, 1998 and 1997

                                                                                               Page(s)
                                                                                               -------
Report of Independent Accountants                                                                  2

Financial Statements:
 Statements of Net Assets Available for Plan Benefits, with Fund Information,
   December 31, 1998 and 1997                                                                    3-4

 Statements of Changes in Net Assets Available for Plan Benefits, with Fund Information,
   for the years ended December 31, 1998 and 1997                                                5-6

 Notes to Financial Statements                                                                  7-13

Supplemental Schedules:
 Line 27a - Schedule of Assets Held for Investment Purposes as of December 31, 1998               14

 Line 27d - Schedule of Reportable Transactions Series Transactions in
   Excess of 5% of the Current Value of Plan Assets for the year ended December 31, 1998          15

Certain supplemental schedules have been omitted because they are either not required or not applicable under the Employee Retirement Income Security Act of 1974.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Participants and Administrator of the Lifeline Employees' Savings and Investment Plan:

In our opinion, the accompanying statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Lifeline Employees' Savings and Investment Plan (the "Plan") as of December 31, 1998 and 1997, and the changes in net assets available for plan benefits for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the index on page 1 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



June 22, 1999                                    /s/ PricewaterhouseCoopers, LLP

              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

  STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION

                               December 31, 1998

                                                                                 SSGA
                                                                    SSGA         S&P          SSGA         SSGA
                                                     Lifeline       Bond         500         Matrix       Small          Scudder
                                                       Fixed       Market       Index        Equity        Cap       International
                      ASSETS                           Fund         Fund         Fund         Fund         Fund           Fund
                                                     --------      ------       -----        ------       -----      -------------
Investments, at fair value (Notes C and D):
  Bank pooled fund                                  $  659,442
  Shares of registered investment companies            778,252   $  228,683   $  860,319   $3,327,413   $  762,230    $  236,215
  Lifeline Systems, Inc. stock
  Participant loans receivable
                                                    ----------   ----------   ----------   ----------   ----------    ----------

       Total investments                             1,437,694      228,683      860,319    3,327,413      762,230       236,215

Employer contributions receivable                        2,653          968        3,995        3,885        4,315         1,428
Employee contributions receivable                        6,867        3,315       10,872       11,163       13,982         3,865
                                                    ----------   ----------   ----------   ----------   ----------    ----------

       Total assets                                  1,447,214      232,966      875,186    3,342,461      780,527       241,508
                                                    ----------   ----------   ----------   ----------   ----------    ----------

Net assets available for plan benefits              $1,447,214   $  232,966   $  875,186   $3,342,461   $  780,527    $  241,508
                                                    ==========   ==========   ==========   ==========   ==========    ==========
                                                    Life         Life
                                                  Solutions    Solutions      Life
                                                   Income &     Balanced    Solutions     Lifeline
                                                    Growth       Growth      Growth     Systems, Inc.   Participant     Total
                      ASSETS                         Fund         Fund        Fund       Common Stock    Loan Fund       Plan
                                                  ---------    ---------    ---------   -------------   -----------     -----
Investments, at fair value (Notes C and D):
  Bank pooled fund                                                                                                   $   659,442
  Shares of registered investment companies      $  442,577   $  875,747   $  474,387                                  7,985,823
  Lifeline Systems, Inc. stock                                                            $1,860,216                   1,860,216
  Participant loans receivable                                                                          $  447,146       447,146
                                                 ----------   ----------   ----------     ----------    ----------   -----------

       Total investments                            442,577      875,747      474,387      1,860,216       447,146    10,952,627

Employer contributions receivable                     1,536        3,229        3,664          4,195                      29,868
Employee contributions receivable                     3,495        8,190       11,384          9,877                      83,010
                                                 ----------   ----------   ----------     ----------    ----------   -----------

       Total assets                                 447,608      887,166      489,435      1,874,288       447,146    11,065,505
                                                 ----------   ----------   ----------     ----------    ----------   -----------

Net assets available for plan benefits           $  447,608   $  887,166   $  489,435     $1,874,288    $  447,146   $11,065,505
                                                 ==========   ==========   ==========     ==========    ==========   ===========


   The accompanying notes are an integral part of the financial statements.

                LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

  STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION

                               December 31, 1997

                                                                                 SSGA
                                                                     SSGA         S&P        SSGA         SSGA           SSGA
                                                      Lifeline       Bond         500       Matrix        Small         Active
                                                       Fixed        Market       Index      Equity         Cap       International
               ASSETS                                   Fund         Fund        Fund        Fund         Fund            Fund
                                                     ----------   ----------   ---------   ----------   ---------    -------------
Investments, at fair value (Notes C and D):
Bank pooled fund                                     $1,192,549
Shares of registered investment companies               358,802   $   53,403  $  357,117   $2,888,748   $ 513,782       $ 121,273
Lifeline Systems, Inc. stock
Participant loans receivable
                                                     ----------   ----------  ----------   ----------   ---------       ---------

     Total investments                                1,551,351       53,403     357,117    2,888,748     513,782         121,273

Employer contributions receivable                         1,951          559       2,898        2,813       3,296           1,257
Employee contributions receivable                         5,236        1,442       8,089        7,509      10,996           3,343
                                                     ----------   ----------  ----------   ----------    --------        --------

     Total assets                                     1,558,538       55,404     368,104    2,899,070     528,074         125,873
                                                     ----------   ----------  ----------   ----------    --------        --------

Net assets available for plan benefits               $1,558,538   $   55,404  $  368,104   $2,899,070    $528,074        $125,873
                                                     ==========   ==========  ==========   ==========    ========        ========

                                                       Life        Life
                                                     Solutions   Solutions     Life
                                                     Income &    Balanced    Solutions      Lifeline
                                                      Growth      Growth      Growth     Systems, Inc.    Participant      Total
               ASSETS                                  Fund        Fund        Fund       Common Stock     Loan Fund        Plan
                                                     ---------   ---------   ---------   --------------   -----------     --------
Investments, at fair value (Notes C and D):
Bank pooled fund                                                                                                        $1,192,549
Shares of registered investment companies            $ 359,837   $ 706,692   $ 229,045                                   5,588,699
Lifeline Systems, Inc. stock                                                                $ 1,433,511                  1,433,511
Participant loans receivable                                                                              $   365,662      365,662
                                                     ---------   ---------   ---------      -----------   -----------   ----------

     Total investments                                 359,837     706,692     229,045        1,433,511       365,662    8,580,421

Employer contributions receivable                        1,341       2,856       3,371            3,126                     23,468
Employee contributions receivable                        3,023       6,882       8,135            7,866                     62,521
                                                      --------    --------    --------       ----------   -----------   ----------

     Total assets                                       364,201     716,430     240,551        1,444,503       365,662    8,666,410
                                                       --------    --------    --------       ----------   -----------   ----------

Net assets available for plan benefits                 $364,201    $716,430    $240,551       $1,444,503      $365,662   $8,666,410
                                                       ========    ========    ========       ==========   ===========   ==========

   The accompanying notes are an integral part of the financial statements.

              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

   STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFIT, WITH FUND
                                  INFORMATION

                     for the year ended December 31, 1998


                                                                                              SSGA
                                                                                   SSGA        S&P        SSGA        SSGA
                                                                    Lifeline       Bond        500       Matrix       Small
                                                                      Fixed       Market      Index      Equity        Cap
                                                                      Fund         Fund       Fund        Fund        Fund
                                                                   -----------   ---------  ---------  -----------  ---------
Additions:
  Employee contributions and rollovers                              $   88,899    $144,283   $163,925   $  246,805   $241,789
  Employer contributions                                                30,876      10,395     48,889       46,732     59,429
  Interest and dividend income                                              37      12,695     82,089      454,256        942
  Net appreciation in fair value of investments                         68,940                 65,171      153,020
  Interfund transfers                                                  219,218      20,884    251,780       28,100    230,827
                                                                    ----------    --------   --------   ----------   --------

     Total additions                                                   407,970     188,257    611,854      928,913    532,987

Deductions:
  Benefits and withdrawals                                             190,307       4,577     12,312       86,832     17,696
  Net depreciation in fair value of investments                                      1,482                             59,675
  Administrative expenses                                                  483          94        192          537        276
  Interfund transfers                                                  328,504       4,542     92,268      398,153    202,887
                                                                    ----------    --------   --------   ----------   --------

     Total deductions                                                  519,294      10,695    104,772      485,522    280,534
                                                                    ----------    --------   --------   ----------   --------

Net additions (deductions)                                            (111,324)    177,562    507,082      443,391    252,453

Net assets available for plan benefits, beginning of year            1,558,538      55,404    368,104    2,899,070    528,074
                                                                    ----------    --------   --------   ----------   --------

Net assets available for plan benefits, end of year                 $1,447,214    $232,966   $875,186   $3,342,461   $780,527
                                                                    ==========    ========   ========   ==========   ========

                                                                                                    Life      Life
                                                                     SSGA                        Solutions  Solutions      Life
                                                                     Active          Scudder      Income &   Balanced   Solutions
                                                                  International   International    Growth     Growth      Growth
                                                                      Fund            Fund          Fund       Fund        Fund
                                                                  -------------   -------------  ---------  ----------  ---------
Additions:
  Employee contributions and rollovers                            $     30,752    $     61,227   $   59,711 $   99,889  $ 152,785
  Employer contributions                                                 9,072           9,895       19,773     37,954     53,231
  Interest and dividend income                                                          23,769       36,768     85,567     45,799
  Net appreciation in fair value of investments                         19,820                        5,969      7,611      3,312
  Interfund transfers                                                   18,440         187,697       80,333     51,417     82,320
                                                                  ------------    ------------   ---------- ----------  ---------

     Total additions                                                    78,084         282,588      202,554    282,438    337,447

Deductions:
  Benefits and withdrawals                                               6,600             327       16,351     33,066     21,625
  Net depreciation in fair value of investments                                         27,269
  Administrative expenses                                                   69               7          242        317        572
  Interfund transfers                                                  197,288          13,477      102,554     78,319     66,366
                                                                  ------------    ------------   ---------- ----------  ---------

     Total deductions                                                  203,957          41,080      119,147    111,702     88,563
                                                                  ------------    ------------   ---------- ----------  ---------

Net additions (deductions)                                            (125,873)        241,508       83,407    170,736    248,884

Net assets available for plan benefits, beginning of year              125,873                      364,201    716,430    240,551
                                                                  ------------    ------------   ---------- ----------  ---------

Net assets available for plan benefits, end of year                          -    $    241,508   $  447,608 $  887,166  $ 489,435
                                                                  ============    ============   ========== ==========  =========

                                                                        Lifeline
                                                                      Systems, Inc.    Participant     Total
                                                                      Common Stock      Loan Fund       Plan
                                                                      ------------     -----------   -----------
Additions:
  Employee contributions and rollovers                                $   150,157                    $ 1,440,247
  Employer contributions                                                   56,412                        382,633
  Interest and dividend income                                                         $    26,819       768,741
  Net appreciation in fair value of investments                            44,813                        368,656
  Interfund transfers                                                     340,921          266,259     1,778,196
                                                                      -----------      -----------   -----------

     Total additions                                                      592,303          293,078     4,738,473

Deductions:
  Benefits and withdrawals                                                 48,562           31,712       469,967
  Net depreciation in fair value of investments                                                           88,426
  Administrative expenses                                                                                  2,789
  Interfund transfers                                                     113,956          179,882     1,778,196
                                                                      -----------      -----------   -----------

     Total deductions                                                     162,518          211,594     2,339,378
                                                                      -----------      -----------   -----------

Net additions (deductions)                                                429,785           81,484     2,399,095

Net assets available for plan benefits, beginning of year               1,444,503          365,662     8,666,410
                                                                      -----------      -----------   -----------

Net assets available for plan benefits, end of year                   $ 1,874,288      $   447,146   $11,065,505
                                                                      ===========      ===========   ===========

   The accompanying notes are an integral part of the financial statements.

                                        THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

                       STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION

                                               for the year ended December 31, 1997


                                                                                  SSGA
                                                                       SSGA       S&P        SSGA        SSGA          SSGA
                                                         Lifeline      Bond       500       Matrix       Small         Active
                                                           Fixed      Market     Index      Equity       Cap       International
                                                           Fund        Fund      Fund        Fund        Fund           Fund
                                                        -----------  --------  ---------  -----------  ---------   -------------
Additions:
Employee contributions and rollovers                     $   79,537   $24,877   $132,534   $  115,360   $155,723      $ 61,672
Employer contributions                                       26,924     7,111     37,789       33,481     43,427        16,572
Interest and dividend income                                            1,803     14,529      487,702     33,254         7,471
Net appreciation in fair value                               97,153       811     17,476      197,813      2,209
of investments
Interfund transfers                                       1,748,902    26,898    172,798    2,281,648    304,892        74,471
                                                         ----------   -------   --------   ----------   --------      --------

Total additions                                           1,952,516    61,500    375,126    3,116,004    539,505       160,186

Deductions:
Benefits and withdrawals                                    254,848     5,879      3,444       86,517      3,194         7,258
Net depreciation in fair value
of investments                                                                                                          24,319
Administrative expenses                                         255        23        139          257         55            19
Interfund transfers                                         138,875       194      3,439      130,160      8,182         2,717
                                                         ----------   -------   --------   ----------   --------      --------

Total deductions                                            393,978     6,096      7,022      216,934     11,431        34,313
                                                         ----------   -------   --------   ----------   --------      --------

Net additions (deductions)                                1,558,538    55,404    368,104    2,899,070    528,074       125,873

Net assets available for plan benefits,
beginning of year
                                                         ----------   -------   --------   ----------   --------      --------

Net assets available for plan benefits,
end of year                                              $1,558,538   $55,404   $368,104   $2,899,070   $528,074      $125,873
                                                         ==========   =======   ========   ==========   ========      ========

                                                             Life        Life
                                                           Solutions   Solutions      Life
                                                            Income &   Balanced    Solutions        Lifeline
                                                            Growth      Growth       Growth       Systems, Inc.    Participant
                                                             Fund        Fund         Fund        Common Stock      Loan Fund
                                                          ---------   ---------   ------------   -------------      ---------
Additions:
Employee contributions and rollovers                       $ 54,118   $101,867       $150,033      $  161,523
Employer contributions                                       17,231     35,729         46,812          49,245
Interest and dividend income                                 19,237     52,747         21,311              37       $ 22,642
Net appreciation in fair value                               25,298     67,226                        434,470
     of investments
Interfund transfers                                         350,558    737,625         46,145          63,755        205,054
                                                          ---------   ---------      ---------      ----------       --------

Total additions                                             466,442    995,194        264,301         709,030        227,696

Deductions:
Benefits and withdrawals                                     10,250     73,583          3,532          40,810         12,806
Net depreciation in fair value
     of investments                                                                    10,057
Administrative expenses                                         110        283            152             108
Interfund transfers                                          91,881    204,898         10,009         309,669        144,675
                                                          ---------   ---------      ---------      ----------       --------

Total deductions                                            102,241    278,764         23,750         350,587        157,481
                                                          ---------   ---------      ---------      ----------       --------

Net additions (deductions)                                  364,201    716,430        240,551         358,443         70,215

Net assets available for plan benefits,
     beginning of year                                                                              1,086,060        295,447
                                                          ---------   ---------      ---------      ----------       --------

Net assets available for plan benefits,
     end of year                                           $364,201   $716,430       $240,551      $1,444,503       $365,662
                                                          =========   =========      =========      ==========       ========


                                                                                          Fidelity      Fidelity
                                                                           Fidelity         Asset       Blue Chip
                                                               Income      Balanced      Allocation      Growth         Total
                                                                Fund         Fund           Fund          Fund          Plan
                                                             ----------   -----------    -----------   -----------    ---------
Additions:
Employee contributions and rollovers                                                                                   $1,037,244
Employer contributions                                                                                                    314,321
Interest and dividend income                                                                                              660,733
Net appreciation in fair value                                                                                            842,456
     of investments
Interfund transfers                                                                                                     6,012,746
                                                                                                                       ----------

Total additions                                                                                                         8,867,500

Deductions:
Benefits and withdrawals                                                                                                  502,121
Net depreciation in fair value
     of investments                                                                                                        34,376
Administrative expenses                                                                                                     1,401
Interfund transfers                                          $ 1,725,256  $ 740,541       $ 332,517     $ 2,169,733     6,012,746
                                                             -----------  ---------      ----------     -----------    ----------

Total deductions                                               1,725,256    740,541         332,517       2,169,733     6,550,644
                                                             -----------  ---------      ----------     -----------    ----------

Net additions (deductions)                                    (1,725,256)  (740,541)       (332,517)     (2,169,733)    2,316,856

Net assets available for plan benefits,
     beginning of year                                         1,725,256    740,541         332,517       2,169,733     6,349,554
                                                             -----------  ---------      ----------     -----------    ----------

Net assets available for plan benefits,
     end of year                                                       -          -               -               -    $8,666,410
                                                             ===========  =========      ==========     ===========    ==========

      The accompanying notes are an integral of the financial statements.

         LIFELINE SYSTEMS, INC. EMPLOYEES' SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS



A.   Description of the Plan:
     -----------------------

     The following description of the Lifeline Employees' Savings and Investment Plan (the "Plan") provides only general information. Participants should refer to the plan document for a more complete description of the Plan's provisions.

          General

          The Plan is a defined contribution profit-sharing plan covering all United States employees of Lifeline Systems, Inc. (the "Company") who work at least 1,000 hours during the plan year. Employees become eligible to participate on the entry date following six months of service. The Plan was established in 1984 to provide participants an opportunity to defer taxes on their savings and is intended to be a "qualified cash or deferred arrangement" under certain sections of the Internal Revenue Code. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

          The Plan was amended in December 1998 to qualify employees who transferred employment to the Company as of November 13, 1998 in connection with the Company's acquisition of AlertCall, Inc. as participants in the Plan effective January 1, 1999.

          Contributions

          Participants may contribute from 1% to 15% of their pay on a pretax basis subject to the annual dollar limits established by the Internal Revenue Service (IRS) and plan limitations. Participants are immediately vested in their contributions and earnings thereon. Rollover contributions from qualified 401(k) plans are also allowed. Withdrawals are permitted as specified by IRS regulations.

          Employer contributions may vary from year to year in such amounts as have been voted by the Board of Directors of the Company pursuant to the provisions of the Plan. For the year ended December 31, 1998 and 1997, the Company matched 100% of the first 2% contributed and 50% of the next 2% contributed up to a maximum of $500 per quarter, or $2,000 per year per participant. The Board of Directors has the discretion to make additional contributions.

          Loans

          With the approval of the plan administrator, participants may borrow from their vested account balance attributable to employee pre-tax, matching, discretionary, and rollover contributions. The maximum amount that may be borrowed is 50% of a participant's vested interest or $50,000, whichever is less. The minimum loan is $1,000. The interest rate is fixed and will be equal to the prime rate plus one and one-half percent. The maximum loan period is five years. The interest rate charged on participant loans ranged from 9.25% to 10.00% in 1998 and 10.00% to 10.25% in 1997.

         LIFELINE SYSTEMS, INC. EMPLOYEES' SAVINGS AND INVESTMENT PLAN

          Benefits and Withdrawals

          The Plan allows benefits to be paid in the form of a cash payment or an in-kind distribution for employees who invest in the Company Stock Fund. Several annuity options may be selected by participants (or their beneficiaries) with account balances exceeding $3,500 as of December 1, 1990.

          The Plan also provides for a preretirement survivor annuity to participants of the Plan with account balances exceeding $3,500 as of December 1, 1990, which allows 100% of a married participant's benefits to be used to provide benefits to his/her spouse if the participant dies before benefit payments commence. This provision may be waived once the participant reaches age 35 and obtains written consent from his/her spouse. Benefits to participants not married who die before retirement will be distributed to designated beneficiaries. No death benefits were paid in 1998 or 1997.

          Hardship withdrawals are allowed under the provisions of the Plan.

          Vesting

          Plan participants are at all times 100% vested in the value of their own contributions, rollovers, employer matching contributions, and earnings thereon.

          Investment Options

          Effective January 1, 1997, the Company changed its Plan administrator from New York Life Benefit Services, Inc. to State Street Solutions. In addition, the Plan has changed its investment advisor to State Street Global Advisors ("SSGA") and as such now offers ten investment options which still include stock of the Company to which employees may allocate their contributions and the Company-matching contributions.

          Participants may invest in the following investment options effective January 1, 1997:

            .  Lifeline Fixed Fund - This fund contains the following two funds:

               (i) Bankers Trust Company Pyramid Guaranteed Investment Contracts Fund - This fund invests in Guaranteed Investment Contracts and Bank Investment Contracts issued by life insurance companies or banks. The estimated range of returns for the fund is announced at the beginning of each year. Interest is credited monthly.

               (ii) SSGA Stable Value Fund - This fund invests in Investment
                    Contracts issued by insurance companies, banks and other financial institutions, as well as enhanced short-term investment products. The fund's primary objective is to preserve the principal amount of contributions to the fund.

            . SSGA Bond Market Fund - The SSGA Bond Market Fund invests in a diversified portfolio of high quality bonds and strives to maintain a portfolio duration similar to that

         LIFELINE SYSTEMS, INC. EMPLOYEES' SAVINGS AND INVESTMENT PLAN of the Lehman Brothers Aggregate Bond Index. Duration is a measurement of price sensitivity to interest rate changes.

            . SSGA S&P 500 Index Fund - This fund allows investors to follow the performance of the country's largest, most established companies. It seeks to mirror the performance of the S&P 500 index, one of the most widely followed stock market indicators, generally considered to be representative of the overall U.S. stock market.

            . SSGA Matrix Equity Fund - This fund looks to outperform the overall stock market while maintaining a broadly diversified approach. Stock markets tend to move in cycles, sometimes favoring growth-oriented stocks and other times favoring stable "value" stocks. This fund's strategy is to find the right mix of growth stocks and value stocks in order to participate in up markets and provide protection in down markets.

            . SSGA Small Cap Fund - This fund allows investors to capitalize on the potential growth of small cap companies, those with market capitalization's ranging in value from $100 million to $1.5 billion. The fund seeks to meet or exceed the returns of the Russell 2000 Index which provides broad exposure to the U.S. small cap stock market.

            . SSGA Active International Fund - This fund seeks to maximize capital growth while investing primarily in international stocks. The selection process combines both value and growth measures to identify attractive securities. Investments will be made in, but not limited to countries included in the Morgan Stanley Capital International Europe, Australia and Far East (MSCI EAFE Index). This fund was terminated on July 1, 1998 and replaced by the Scudder International Fund.

            . Scudder International Fund - This fund seeks long-term growth of capital through a diversified portfolio of foreign equity securities. The fund invests primarily in foreign companies with strong earnings growth and attractively priced shares. It broadly diversifies assets in many companies, across a wide range of economic sectors, typically in 20 or more different countries.

            . Life Solutions Income & Growth Fund - Life Solutions Income & Growth is the least aggressive of the Life Solutions asset allocation portfolios. Its long-term average allocation is expected to be approximately 35% in U.S. stocks, 5% in international stocks, and 60% in bonds.

            . Life Solutions Balanced Growth Fund - Life Solutions Balanced Growth is the moderate Life Solutions asset allocation portfolios. Its long-term average allocation is expected to be approximately 50% in U.S. stocks, 10% in international stocks, and 40% in bonds.

            . Life Solutions Growth Fund - Life Solutions Growth is the most aggressive of the Life Solutions asset allocation portfolios. Its long-term average allocation is expected to be approximately 65% in U.S. stocks, 15% in international stocks, and 20% in bonds.

         LIFELINE SYSTEMS, INC. EMPLOYEES' SAVINGS AND INVESTMENT PLAN

            . Lifeline Systems, Inc. Common Stock - The Plan's trustee purchases the stock of the Company on the open market.


B.   Summary of Significant Accounting Policies:
     ------------------------------------------

          Basis of Presentation

          The financial statements of the Plan have been prepared under the accrual basis of accounting and in conformity with generally accepted accounting principles.

          Investment Valuation

          Investments in mutual and pooled funds and the Company's common stock are valued at fair market value using year-end closing prices. Participant loans are valued at cost which approximates fair value. Interest and dividend income is recorded as earned on the accrual basis.

          The Plan presents in the statement of changes in net assets available for plan benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

          Contributions

          Employee and employer matching contributions are recorded in the period in which the employee payroll deductions are made.

          Payment of Benefits

          Benefit payments are recorded when paid.

          Expenses

          All administrative expenses and fees are paid by the Company except for loan fees which are paid by the participants of the Plan.

          Use of Estimates

          The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the plan administrator to make significant estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the changes in net assets available for plan benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

         LIFELINE SYSTEMS, INC. EMPLOYEES' SAVINGS AND INVESTMENT PLAN

          Risks and Uncertainties

          The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for plan benefits.

C.   Investment Contracts with Insurance Company and Bank:
     ----------------------------------------------------

          In January 1992 the Plan entered into an investment agreement with Bankers Trust Company to enter into the Bankers Trust Pyramid Guaranteed Investment Contracts Fund, a pooled fund established and managed by Bankers Trust Company. The Fund invests primarily in Guaranteed Investment Contracts ("GICs") and Bank Investment Contracts issued by life insurance companies, banks or other financial institutions, and any of the Bankers Trust Commingled short-term investments funds. The Fund's assets are valued at fair market value, provided, however, assets for which there is no readily ascertainable market value are valued at fair value determined in good faith by the Trustee of the Fund. The Fund expects to maintain a constant unit value of $1.00. Withdrawals are permitted and are subject to a deferred payout schedule.

          In February 1997, the plan terminated its participation in the Bankers Trust Guaranteed Investment Contracts Fund and entered into an Investment Management Agreement with Bankers Trust Company. The Investment Management Agreement allows the Company to receive payouts of the Plan's remaining balance in six installments from February 1, 1997 through October 1, 2001.

         LIFELINE SYSTEMS, INC. EMPLOYEES' SAVINGS AND INVESTMENT PLAN

D.   Investments:
     -----------

     Investments held by the Plan at December 31, 1998 and 1997 are summarized as follows:

                                                                           1998                1997
                                                                           Fair                Fair
          Description                                                      Value               Value
          -----------                                                      -----               -----
          Lifeline Fixed Fund                                          $ 1,437,694 *        $1,551,351 *
          SSGA Bond Market Fund                                            228,683              53,403
          SSGA  S&P 500 Index Fund                                         860,319 *           357,117
          SSGA  Matrix Equity Fund                                       3,327,413 *         2,888,748 *
          SSGA Small Cap Fund                                              762,230 *           513,782 *
          SSGA  Active International Fund                                        -             121,273
          Scudder International Fund                                       236,215                   -
          Life Solutions Income & Growth Fund                              442,577             359,837
          Life Solutions Balanced Growth Fund                              875,747 *           706,692 *
          Life Solutions Growth Fund                                       474,387             229,045
          Lifeline Company Stock                                         1,860,216 *         1,433,511 *
          Participant Loan Fund                                            447,146             365,662
                                                                       -----------          ----------

                                                                       $10,952,627          $8,580,421
                                                                       ===========          ==========

          * Investment represents 5% or more of net assets available for plan benefits.


E.   Tax Status:
     ----------

     The Internal Revenue Service has determined and informed the Company by a letter dated July 10, 1995 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

F.   Plan Termination:
     ----------------

     The Company intends to continue the Plan indefinitely but reserves the right to terminate the Plan at any time without any liability whatsoever for such discontinuance or termination. After payment of expenses by the trustee, the Plan would be liquidated and each participant would receive his or her interest in the form of a lump-sum payment.

         LIFELINE SYSTEMS, INC. EMPLOYEES' SAVINGS AND INVESTMENT PLAN

G.   Related Party Transactions:
     --------------------------

     State Street Solutions is the Custodian for the Plan. The Plan invests in mutual funds managed by State Street Global Advisors, a related entity to the Custodian. Therefore, State Street Solutions is a party-in-interest. In addition, purchases and sales of the Company's common shares and participant loans are considered party-in-interest transactions.

         LIFELINE SYSTEMS, INC. EMPLOYEES' SAVINGS AND INVESTMENT PLAN

                             SUPPLEMENTAL SCHEDULE

          LINE 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                               December 31, 1998

Identity of Issue, Borrower,                                                                        Current
Lessor or Similar Party                     Description of Investment              Cost              Value
---------------------------                 -------------------------              ----              -----
  Lifeline Fixed Fund                       Bank Pooled Fund                     $1,333,234       $ 1,437,694

* SSGA Bond Market Fund                     Mutual Fund                             229,876           228,683

* SSGA S&P 500 Index Fund                   Mutual Fund                             784,472           860,319

* SSGA Matrix Equity Fund                   Mutual Fund                           3,065,103         3,327,413

* SSGA Small Cap Fund                       Mutual Fund                             813,060           762,230

  Scudder International Fund                Mutual Fund                             262,459           236,215

* Life Solutions Income & Growth Fund       Mutual Fund                             423,821           442,577

* Life Solutions Balanced Growth Fund       Mutual Fund                             840,737           875,747

* Life Solutions Growth Fund                Mutual Fund                             483,232           474,387

* Lifeline Systems, Inc. Common Stock       Shares of Common Stock                1,027,103         1,860,216

* Participant Loan Fund                     Participant Loans; rates
                                               ranging from 9.25% to 10.00%         447,146           447,146
                                                                                 ----------       -----------

                                                                                 $9,710,243       $10,952,627
                                                                                 ==========       ===========

* Party-in-interest

         LIFELINE SYSTEMS, INC. EMPLOYEES' SAVINGS AND INVESTMENT PLAN

                              SUPPLEMENT SCHEDULE

                LINE 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

    SERIES TRANSACTIONS IN EXCESS OF 5% OF THE CURRENT VALUE OF PLAN ASSETS

                     for the year ended December 31, 1998


Transactions in excess of 5% of the current value of plan assets as of the beginning of the plan year are summarized as follows:

                                           Purchase        Cost of        Value of       Net Gain
Identity of Party Involved                  Price           Assets         Assets         (Loss)
--------------------------                 --------        --------       --------       --------
SSGA S&P 500 Index Fund                    $554,025        $109,696       $115,995       $ 6,299
SSGA Matrix Equity Fund                     835,865         489,465        550,166        60,701
SSGA Small Cap Fund                         544,023         244,436        235,899        (8,537)
Lifeline Company Stock                      579,113         158,987        198,218        39,231